                                                                        EXH 99.1

                 PROGRESS SOFTWARE REPORTS THIRD QUARTER RESULTS

        REVENUE, OPERATING INCOME AND EPS ALL SHOW DOUBLE DIGIT INCREASES

BEDFORD MASS., SEPT. 16, 2003 -- Progress Software Corporation (Nasdaq: PRGS), a supplier of leading technology to develop, deploy, integrate and manage business applications, today announced results for its third quarter ended August 31, 2003. Revenue for the quarter was $77.7 million, up 13 percent (6 percent at constant currency) from $69.0 million in the third quarter of 2002. Software license revenue was $27.2 million, up 19 percent (13 percent at constant currency) from $22.8 million in the same quarter last year. Operating income increased 37 percent to $10.1 million, up from $7.3 million in the same quarter last year. Net income was $7.3 million, up 34 percent from $5.5 million in the same quarter last year. Diluted earnings per share of 19 cents represented an increase of 36 percent over the 14 cents achieved in the third quarter of 2002.

The company's cash and short-term investments at the end of the quarter totaled $203.2 million. During the third quarter, the company purchased approximately 344,000 shares of its stock at a cost of $6.8 million. On September 9, 2003, the board of directors of Progress Software Corporation (PSC) authorized the repurchase of up to 10 million shares of the company's outstanding common stock, at such times when the company deems such purchases to be an effective use of cash, starting October 1, 2003. The company's existing repurchase authorization, under which 8.3 million shares remain available for repurchase, expires on September 30, 2003.

"We are pleased to record our ninth straight quarter of year-over-year revenue growth and seventh straight quarter of net income growth. PSC revenue from the Sonic business increased by 64% to $5.8 million in the third quarter and is growing faster than any other major application integration or middleware company," said Joseph W. Alsop, Co-Founder and CEO of PSC. We look forward to the upcoming shipment of the Sonic Business Integration Suite(TM), and we expect Sonic to continue its strong growth in future periods based on the superior XML processing, business process management, and development tools acquired late last year. Additionally, worldwide product revenue from the Progress business increased, in contrast to recent announcements by other major software companies."

NEW CUSTOMERS AND PARTNERS

Highlights include recent adoption of PSC technology, and solutions based on PSC technology, by new customers and Application Partners including:

1800flowers.com, Aramark Tower, Brainworks, Bridgewater Interiors, Brooklyn Resource Recovery, CHG-Meridian, Daiwa Securities SMBC Europe, Datalog Software AG, Fidelity Investments Canada, Georgia Institute of Technology, Infomotion Consulting, IP Australia, Logica UK Ltd., Metropolitan Health Service, Mill Systems Ltd., Norwegian Public Roads Administration, One-Step-Up, Paddock Ventures Ltd., Progeny International,

PROYU IT Solutions Provider, Real Green Systems, Rico International, Sinergia Software Solutions, Telcom Italia, The Covenant Group and Yardi Systems Inc.

OTHER HIGHLIGHTS FROM THE QUARTER:

TIBCO Software initiated litigation against Sonic Software in an attempt to suppress the publication of competitive benchmarks comparing SonicMQ(R) to TIBCO Enterprise(TM) for JMS. The Federal District Court rejected TIBCO's motion for a temporary restraining order ("TRO") as "speculative" and "thin." The requested demand would have required Sonic to remove the whitepaper from its website. http://www.sonicsoftware.com/index/pressrelease_147008/pritem.ssp?
-----------------------------------------------------------------

In addition to successfully challenging TIBCO's motion for a TRO, Sonic Software issued a challenge to the software industry to remove license restrictions on comparative product evaluations and the publication of those findings (www.sonicsoftware.com/news/licensefreedom). As the leader in this important initiative, effective with the release of SonicMQ 5.0.2 this month, Sonic is removing all restrictions on the publication of benchmarking analysis in its own license terms.
http://www.sonicsoftware.com/index/pressrelease_146077/pritem.ssp?
------------------------------------------------------------------

Sonic Software announced the release of Sonic Stylus Studio(TM) 5.0, its award-winning XML IDE. With this release, Sonic raises the bar for XML IDEs by delivering the most advanced XQuery tool on the market today. Stylus Studio(TM)
5.0 provides visual mapping, editing and debugging of XQuery with industry-leading support for the May 2003 W3C XQuery specifications. http://www.sonicsoftware.com/news/pressrelease_146666/pritem.ssp?
----------------------------------------------------------------

Sonic Software was named to the annual SD Times 100. The SD Times 100 recognizes the leaders and innovators of the software industry. With the release of Sonic ESB(TM) (formerly SonicXQ(TM)) in March of 2002, Sonic introduced the industry's first enterprise service bus (ESB), a product that delivers distributed, standards-based integration.
http://www.sonicsoftware.com/index/pressrelease_125786/pritem.ssp?
-----------------------------------------------------------------

The Progress Company announced that regional Progress customers reported no damage to their databases during August's massive power outage. The blackout left an estimated 50 million people from New York to Michigan and into parts of Canada without power, and caused major disruptions for businesses heavily reliant on computers for day-to-day operations. Reports from customers confirmed the reliability of the "bullet-proof" Progress(R) database and its low-maintenance technology during the recent power outage, and validated the importance of these database priorities when disruptions challenge business continuity.
http://web.progress.com/company_info/news_views/pressrelease_144536/pritem.ssp?
------------------------------------------------------------------------------

The Progress Company announced a new business continuity service integrating the Progress(R) Fathom(TM) product line with externally-based and managed application hosting.
http://web.progress.com/company_info/news_views/pressrelease_145703/pritem.ssp?
------------------------------------------------------------------------------

The Progress Company announced that Canadian-based Hip Interactive (TSX: HP), a leading provider of electronic entertainment, including PC games, video games, movies and video game accessories, deployed Progress(R)-based TRAX Distribution in just 90 days.
http://web.progress.com/company_info/news_views/pressrelease_125663/pritem.ssp?
------------------------------------------------------------------------------




PSC's conference call to discuss its third quarter results will be Webcast live today at 9:00 a.m. Eastern via CCBN on the company's Web site, located at www.progress.com/investors. The call will also be Webcast live via Yahoo (www.yahoo.com), Motley Fool (www.fool.com), Streetevents
(www.streetevents.com), TD Waterhouse (www.tdwaterhouse.com) and Fidelity.com (www.fidelity.com). An archived version of the conference call will be available for replay.

ABOUT PROGRESS SOFTWARE CORPORATION

Progress Software Corporation (PSC) (Nasdaq: PRGS) supplies industry-leading technologies for all aspects of the development, deployment, integration and management of business applications. PSC, headquartered in Bedford, MA, operates through the Progress Company, Sonic Software Corporation, and PeerDirect Corporation. PSC can be reached at www.progress.com or +1-781-280-4000.

                                       ###


SAFE HARBOR STATEMENT
Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including but not limited to the following: the receipt and shipment of new orders, the timely release of enhancements to the company's products, the growth rates of certain market segments, the positioning of the company's products in those market segments, market acceptance of the application service provider distribution model, variations in the demand for customer service and technical support, pricing pressures and the competitive environment in the software industry, business and consumer use of the Internet, and the company's ability to penetrate international markets and manage its international operations. The company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the company's business, please refer to the company's filings with the Securities and Exchange Commission.

Progress and Fathom are trademarks or registered trademarks of Progress Software Corporation in the U.S. and other countries. SonicMQ, Sonic ESB, SonicXQ, Sonic
     Stylus Studio, Stylus Studio, and Sonic Business Integration Suite are trademarks or registered trademarks of Sonic Software Corporation in the U.S.
and other countries. Any other trademarks or service marks contained herein are the property of their respective owners.

PROGRESS SOFTWARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                           Three Months Ended                      Nine Months Ended
                                                        ----------------------------------------------------------------------------
                                                        AUGUST 31,    August 31,    PERCENT     AUGUST 31,    August 31,    PERCENT
(In thousands except per share data)                       2003          2002        CHANGE        2003          2002        CHANGE
------------------------------------------------------------------------------------------------------------------------------------
Revenue:
     Software licenses                                   $ 27,191      $ 22,842        19 %      $ 79,719      $ 68,342        17 %
     Maintenance and services                              50,504        46,141         9 %       147,348       132,678        11 %
                                                         --------      --------                  --------      --------
          Total revenue                                    77,695        68,983        13 %       227,067       201,020        13 %
                                                         --------      --------                  --------      --------
Costs and expenses:
     Cost of software licenses                              2,098         2,505                     6,858         7,973
     Cost of maintenance and services                      13,088        14,146                    38,995        42,774
     Sales and marketing                                   30,806        27,146                    92,088        77,581
     Product development                                   13,010        10,459                    38,299        31,740
     General and administrative                             8,630         7,405                    26,137        21,945
     In-process research and development                       --            --                       200            --
                                                         --------      --------                  --------      --------
          Total costs and expenses                         67,632        61,661        10 %       202,577       182,013        11 %
                                                         --------      --------                  --------      --------
Income from operations                                     10,063         7,322        37 %        24,490        19,007        29 %
Other income, net                                             407           515                     1,591           577
                                                         --------      --------                  --------      --------
Income before provision for income taxes                   10,470         7,837        34 %        26,081        19,584        33 %
Provision for income taxes                                  3,141         2,351                     7,824         5,875
                                                         --------      --------                  --------      --------
Net income                                               $  7,329      $  5,486        34 %      $ 18,257      $ 13,709        33 %
                                                         ========      ========                  ========      ========
Earnings per share:
     Basic                                               $   0.21      $   0.15        40 %      $   0.54      $   0.38        42 %
     Diluted                                             $   0.19      $   0.14        36 %      $   0.49      $   0.35        40 %
                                                         ========      ========                  ========      ========
Weighted average shares outstanding:

     Basic                                                 34,604        35,962        (4)%        33,953        35,809        (5)%
     Diluted                                               38,182        38,251         0 %        37,196        38,923        (4)%
                                                         ========      ========                  ========      ========

CONDENSED CONSOLIDATED BALANCE SHEETS

                                                        AUGUST 31,   November 30,
(In thousands)                                             2003          2002
---------------------------------------------------------------------------------
Assets
Cash and short-term investments                          $203,203      $177,193
Accounts receivable, net                                   42,205        48,676
Other current assets                                       19,772        18,959
                                                         --------      --------
    Total current assets                                  265,180       244,828
                                                         --------      --------
Property and equipment, net                                34,570        34,045
Other assets                                               39,156        11,293
                                                         --------      --------
                Total                                    $338,906      $290,166
                                                         ========      ========
Liabilities and shareholders' equity
Accounts payable and other current liabilities           $ 55,945      $ 50,799
Deferred revenue                                           79,050        66,404
                                                         --------      --------
     Total current liabilities                            134,995       117,203
                                                         --------      --------
Shareholders' equity:
     Common stock and additional paid-in capital           43,794        27,743
     Retained earnings                                    160,117       145,220
                                                         --------      --------
                Total shareholders' equity                203,911       172,963
                                                         --------      --------
                Total                                    $338,906      $290,166
                                                         ========      ========


                                                        (PROGRESS SOFTWARE LOGO)